Calculation of Filing Fee Tables
S-8
BioXcel Therapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share, 2020 Incentive Award Plan	Other	119,000	$ 2.01	$ 239,190.00	0.0001381	$ 33.03
2	Equity	Common stock, $0.001 par value per share, 2020 Incentive Award Plan	Other	774,110	$ 1.435	$ 1,110,847.85	0.0001381	$ 153.41
3	Equity	Common stock, $0.001 par value per share, 2020 Employee Stock Purchase Plan	Other	223,277	$ 1.435	$ 320,402.49	0.0001381	$ 44.25
Total Offering Amounts:						$ 1,670,440.34		$ 230.69
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 230.69
Offering Note
[1]	(a) In accordance with Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock, par value $0.001 per share (the "Common Stock"), of BioXcel Therapeutics, Inc. (the "Registrant") being registered hereunder include such indeterminate number of shares of the Common Stock as may be issuable with respect to the shares of the Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. (b) Consists of 893,110 shares of the Registrant's Common Stock that were automatically added to the shares authorized for issuance under the Company's 2020 Incentive Award Plan (as amended, the "2020 Plan") on January 1, 2026 pursuant to an "evergreen" provision contained in the 2020 Plan, of which 119,000 shares were issued upon the exercise of stock options at a weighted average exercise price of $2.01 per share.

[2]	See Note 1(a) (a) Consists of shares reserved for future issuance under the 2020 Plan. (b) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based $1.435 per share, which represents the average of the high and low prices of the Registrant's Common Stock on March 24, 2026 as reported on The Nasdaq Capital Market.

[3]	See Note 1(a) and 2(b) (a) Consists of 223,277 shares of the Registrant's Common Stock that were automatically added to the shares authorized for issuance under the Company's 2020 Employee Stock Purchase Plan (as amended, the "2020 ESPP") on January 1, 2026 pursuant to an "evergreen" provision contained in the 2020 ESPP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources